Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings

For the Fiscal 2007 Third Quarter and Nine Months

DALLAS (August 7, 2007)—Atmos Energy Corporation (NYSE:ATO) today reported consolidated results for its fiscal 2007 third quarter and nine months ended June 30, 2007.

•	For the fiscal 2007 third quarter, net loss was $13.4 million, or $0.15 per diluted share, compared with net loss of $18.1 million, or $0.22 per diluted share in the prior-year quarter.

•	Improved utility and pipeline & storage segment results were the primary drivers for the smaller net loss reported quarter over quarter.

•	Atmos Energy expects fiscal 2007 earnings to be at the lower end of the previously announced range of $1.90 to $2.00 per diluted share.

For the nine months ended June 30, 2007, net income increased 23 percent to $174.4 million, or $2.00 per diluted share, compared with net income of $141.7 million, or $1.75 per diluted share for the same period last year. Diluted earnings per share increased 14 percent year over year, despite a 7 percent increase in weighted average diluted shares outstanding, primarily associated with the company’s December 2006 equity offering. For the current nine-month period, the utility business contributed $92.5 million of net income, or $1.06 per diluted share, and the nonutility businesses contributed $81.9 million of net income, or $0.94 per diluted share.

“Because of the seasonal nature of our utility operations, the third quarter of the fiscal year is typically a loss quarter” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “However, we realized a significant improvement this quarter as a result of more seasonable weather, which drove an increase in throughput at the utility. Also, the Texas intrastate pipeline continues to benefit from increased margins and throughput from the projects we completed last year.

Results for the 2007 Third Quarter Ended June 30, 2007

Consolidated gross profit for the three months ended June 30, 2007, was $228.0 million, compared with $204.5 million for the three months ended June 30, 2006. The $23.5 million increase in consolidated gross profit reflects improved utility and pipeline and storage operations.

Utility gross profit increased $20.8 million to $190.6 million in the current quarter, compared with $169.8 million in the same period last year, before intersegment eliminations. The improvement in utility gross profit margin was primarily the result of a 20 percent increase in utility throughput associated with more seasonable weather in the current-year quarter compared with the prior-year quarter, which increased gross profit margin by $18.9 million. Additionally, utility gross profit margin reflects $7.3 million associated with rate increases in the company’s Texas and Louisiana service areas and rate design changes in its Missouri service area. These increases were partially offset by a $0.6 million increase in the Gas Reliability Infrastructure Program (GRIP) refund ordered in March 2007 by the Railroad Commission of Texas (RRC) after final calculations were completed. Additionally, gross profit margin for the prior-year quarter includes the recognition of $6.2 million in previously deferred gross profit from the company’s 2003 Rate Stabilization Clause filing in its Louisiana Division.

Natural gas marketing gross profit reflected a loss of $0.6 million, compared with a loss of $0.9 million in the same quarter last year, before intersegment eliminations. The slight improvement reflects a $44.1 million increase in unrealized margins during the current-year quarter compared with the prior-year quarter, offset by a $43.8 million decrease in realized margins. The decrease in realized margins primarily reflects increased storage demand fees, increased park and loan fees and the impact of a less volatile market in the current-year quarter compared with the prior-year quarter, which reduced arbitrage spreads captured in the storage activities of Atmos Energy Marketing (AEM). Additionally, AEM recognized financial hedge settlement losses associated with the deferral of storage withdrawals. The fiscal 2007 third quarter gross profit included a $22.8 million unrealized gain compared with a $21.3 million unrealized loss in the prior-year quarter. The quarter-over-quarter increase offset the decrease in realized margins and was primarily attributable to a narrowing of the physical/financial spreads during the current-year quarter compared with the prior-year quarter.

Pipeline and storage gross profit was $37.7 million for the three months ended June 30, 2007, compared with $35.5 million for the three months ended June 30, 2006, before intersegment eliminations. The $2.2 million increase in gross profit was primarily due to increased margins associated with a 19 percent increase in throughput, including $2.8 million of incremental margin received from the company’s North Side Loop and other compression projects completed in fiscal 2006, partially offset by reduced asset management margins.

Consolidated operation and maintenance expense for the three months ended June 30, 2007, was $118.4 million, compared with $104.4 million for the three months ended June 30, 2006. Excluding the provision for doubtful accounts, operation and maintenance expense for the three months ended June 30, 2007 increased $14.0 million compared with the prior-year quarter, primarily due to higher employee and other administrative costs and a one-time $3.3 million non-cash charge to write off software that will no longer be used. The increase also reflects the absence in the current-year quarter of a $2.0 million accrual reversal related to Hurricane Katrina in the prior-year quarter. The provision for doubtful accounts for the three months ended June 30, 2007 was flat at $2.5 million, compared with the prior-year quarter. The average cost of natural gas in the utility segment for the three months ended June 30, 2007, was $7.90 per thousand cubic feet (Mcf), compared with $7.11 per Mcf for the three months ended June 30, 2006.

Taxes, other than income taxes, for the three months ended June 30, 2007, were $52.9 million, compared with $48.5 million for the prior-year quarter. The $4.4 million increase primarily reflects higher franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by utility customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income; however, they should offset over time with no permanent impact on net income.

Interest charges for the three months ended June 30, 2007, were $34.5 million, compared with $35.9 million for the three months ended June 30, 2006. The $1.4 million decrease primarily reflects lower average outstanding short-term debt balances in the current-year quarter, partially offset by incremental interest expense associated with the timing of the company’s $250 million senior note offering in June 2007.

Miscellaneous income for the three months ended June 30, 2007, was $4.3 million, compared with $1.0 million for the three months ended June 30, 2006. The $3.3 million increase was primarily due to $2.1 million of income from leasing certain mineral interests owned by the company’s pipeline and storage segment, coupled with increased interest income on short-term cash investments.

Results for the Nine Months Ended June 30, 2007

Consolidated gross profit for the nine months ended June 30, 2007, was $1.0 billion compared with $956.5 million for the same period last year, reflecting improvements across all business segments, largely due to weather that was 15 percent colder than the prior-year period.

Utility gross profit increased to $799.5 million for the nine months ended June 30, 2007, compared with $765.8 million in the same period last year, before intersegment eliminations. The $33.7 million increase in utility gross profit margin reflects an 11 percent increase in throughput, which increased gross profit margin by $33.4 million, a $10.8 million increase resulting from the implementation of Weather Normalized Adjustment (WNA) in the company’s Mid-Tex and Louisiana divisions and a $25.6 million increase due to incremental revenues from rate case proceedings in the company’s Texas, Louisiana and Missouri service areas. These increases were partially offset by the adverse results from the Tennessee and Texas rate rulings, which reduced margins by $9.1 million. Prior-year gross profit margin included the $6.2 million of previously deferred gross profit in the company’s Louisiana division, as mentioned above.

Natural gas marketing gross profit was $85.6 million for the nine months ended June 30, 2007, compared with $69.4 million in the same period last year, before intersegment eliminations. The $16.2 million improvement reflects a $41.2 million increase in unrealized margins during the current-year period compared with the prior-year period, offset by a $25.0 million decrease in realized margins.

The decrease in realized margins primarily reflects lower market volatility, which reduced the arbitrage spreads AEM captured in its storage activities and provided fewer opportunities to maximize margins within the marketing business. The decrease in realized margins also reflects increased storage demand fees and park and loan fees compared with the prior-year period. These decreases were partially offset by increased sales volumes associated with colder weather in the current-year period compared with the prior-year period and the successful execution of marketing strategies. For the nine months ended June 30, 2007, the storage and marketing margin included a $2.7 million unrealized gain compared with a $38.5 million unrealized loss in the prior-year period, primarily attributable to a narrowing of the physical/financial spreads during the current-year period compared with the prior-year period.

Pipeline and storage gross profit was $146.5 million for the nine months ended June 30, 2007, compared with $120.5 million for the nine months ended June 30, 2006, before intersegment eliminations. The $26.0 million increase in gross profit was primarily the result of increased margins associated with a 28 percent increase in pipeline throughput and higher demand for storage services, including $8.7 million of incremental margin received from the company’s North Side Loop and other compression projects completed in fiscal 2006. The increase also reflects a $7.1 million increase in asset management fees and a $2.1 million increase due to rate adjustments resulting from the company’s 2005 GRIP filing.

Consolidated operation and maintenance expense for the nine months ended June 30, 2007, was $345.7 million, compared with $325.3 million for the same period last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the nine months ended June 30, 2007, increased $25.6 million compared with the same period in 2006. The increase primarily reflects increased employee and other administrative costs and the previously mentioned $3.3 million software write-off. However, these increases were partially offset by the deferral of $4.3 million of operation and maintenance expense resulting from the Louisiana Public Service Commission’s decision to permit the company to recover the incremental expense incurred in connection with its Hurricane Katrina recovery efforts. The provision for doubtful accounts decreased $5.2 million to $13.3 million for the nine months ended June 30, 2007, compared with $18.5 million in the prior-year period. The decrease was largely due to reduced collection risk in the utility segment as a result of lower natural gas prices, where the average cost of natural gas for the nine months ended June 30, 2007, was $8.19 per Mcf, compared with $10.39 per Mcf for the nine months ended June 30, 2006.

Taxes, other than income taxes, for the nine months ended June 30, 2007, were $149.7 million, compared with $158.7 million for the prior-year period. The $9.0 million decrease was primarily related to revenue-based franchise fees and state gross receipts taxes, which do not have a permanent effect on net income, as explained above.

Interest charges for the nine months ended June 30, 2007, were $109.3 million, compared with $107.6 million for the nine months ended June 30, 2006. The $1.7 million increase was largely due to increased interest rates on the company’s $300 million unsecured floating rate senior notes that were paid off in July 2007, due to an increase in the three-month LIBOR rate, coupled with incremental interest expense associated with the timing of the company’s $250 million senior note offering in June 2007. These increases were partially offset by reduced interest expense associated with lower average outstanding short-term debt balances in the current-year period compared with the prior-year period.

Miscellaneous income for the nine months ended June 30, 2007, was $7.7 million, compared with miscellaneous expense of $1.0 million for the nine months ended June 30, 2006. The $8.7 million increase in miscellaneous income was primarily due to the absence of a $3.3 million charge recorded in Tennessee during the prior-year period associated with an adverse regulatory ruling, the previously mentioned $2.1 million of income from leasing certain mineral rights and increased interest income on short-term cash investments.

For the nine months ended June 30, 2007, cash flow generated from operating activities was $552.7 million, compared with $223.4 million for the same period last year. Period over period, operating cash flow was favorably impacted by an increase in net income, increased sales volumes attributable to colder weather in the current-year period and significantly lower natural gas prices, compared to the prior-year period.

Capital expenditures decreased to $263.0 million for the nine months ended June 30, 2007, from $322.7 million for the nine months ended June 30, 2006. The $59.7 million decrease in capital spending primarily reflects the absence of capital expenditures associated with the company’s North Side Loop and other pipeline compression projects, which were completed in the third quarter of fiscal 2006.

Outlook

Atmos Energy said its leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. The company experienced strong year-to-date results across all business segments. However, with the continued reduction in natural gas price volatility, which limits the natural gas marketing segment’s ability to maximize storage arbitrage spreads, coupled with the lower than projected revenue increase in the Mid-Tex Division rate case, Atmos Energy now expects fiscal 2007 earnings to be at the lower end of the previously announced range of $1.90 to $2.00 per diluted share. Additionally, the mark-to-market impact on the marketing company’s physical storage inventory at September 30, 2007, and changes in events or other circumstances that the company cannot currently anticipate, could result in earnings for fiscal 2007 that are significantly above or below this outlook. Capital expenditures for fiscal 2007 are expected to be in the range of $365 to $385 million.

The company’s debt capitalization ratio was 55.0 percent at June 30, 2007, compared with 60.9 percent at September 30, 2006. The improvement was primarily due to increased equity from the public offering completed in December 2006 and strong period-to-date earnings, as well as the positive effect of using operating cash flow to repay all outstanding short-term debt as of June 30, 2007. The company used the net proceeds received from its $250 million senior note offering in June 2007, together with available cash, to reduce long-term debt by $300 million in July 2007. Had the repayment occurred as of June 30, 2007, the company’s debt capitalization ratio would have been 51.7 percent. Atmos Energy remains committed to maintaining the debt capitalization ratio in a targeted range of 50 to 55 percent.

Conference Call to be Webcast August 8, 2007

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the third quarter and first nine months of fiscal 2007 on Wednesday, August 8, 2007, at 8 a.m. EDT. The telephone number is 800-257-7063. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, utility operations; Mark Johnson, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Other Highlights and Recent Developments

Atmos Energy Completes Successful Senior Note Offering

On June 11, 2007, Atmos Energy completed the public offering of $250 million aggregate principal amount of its 6.35% senior notes due 2017. Atmos Energy used the net proceeds of this offering of approximately $247 million plus available cash of $53 million to redeem the company’s $300 million of unsecured floating rate senior notes on July 15, 2007.

Gas Gathering Project Update

In May 2006, Atmos Energy announced plans to construct a natural gas gathering system in Eastern Kentucky, referred to as the Straight Creek Project. This project has recently been reconfigured and renamed the Phoenix Gas Gathering Project (the “Phoenix Project”). The Phoenix Project, as currently designed, would consist of approximately 40 miles of 12-inch and 20-inch pipe with an initial throughput capacity of 50 MMcf/day, but could be expanded if market conditions demand. The company anticipates the initial capital requirement to be about $50 million. The inception of the project and the in-service date are contingent on finalizing gathering agreements covering sufficient minimum volumes to support the project. Atmos Energy does not expect the project to have a financial impact on fiscal 2008 earnings.

This press release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30		Percentage Change
(000s except per share)	2007	2006

Operating revenues:
Utility segment	$548,251	$402,044
Natural gas marketing segment	854,167	562,447
Pipeline and storage segment	37,937	35,862
Other nonutility segment	843	1,413
Intersegment eliminations	(223,046)	(138,523)

	1,218,152	863,243
Purchased gas cost:
Utility segment	357,608	232,192
Natural gas marketing segment	854,743	563,333
Pipeline and storage segment	228	379
Other nonutility segment	—	—
Intersegment eliminations	(222,443)	(137,161)

	990,136	658,743

Gross profit	228,016	204,500	11%

Operation and maintenance expense	118,430	104,380	13%
Depreciation and amortization	48,974	46,838	5%
Taxes, other than income	52,881	48,479	9%

Total operating expenses	220,285	199,697	10%

Operating income	7,731	4,803	61%

Miscellaneous income	4,266	963	343%
Interest charges	34,479	35,944	(4)%

Loss before income taxes	(22,482)	(30,178)	26%
Income tax benefit	(9,122)	(12,033)	(24)%

Net loss	$(13,360)	$(18,145)	26%

Basic net loss per share	$(0.15)	$(0.22)
Diluted net loss per share	$(0.15)	$(0.22)

Cash dividends per share	$.320	$.315

Weighted average shares outstanding:
Basic	88,366	80,840
Diluted	88,366	80,840

	Three Months Ended June 30		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2007	2006

Utility	$(15,690)	$(18,971)	17%
Natural gas marketing	(5,610)	(5,169)	(9)%
Pipeline and storage	7,672	5,832	32%
Other nonutility	268	163	64%

Consolidated net loss	$(13,360)	$(18,145)	26%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30		Percentage Change
(000s except per share)	2007	2006

Operating revenues:
Utility segment	$2,973,528	$3,254,674
Natural gas marketing segment	2,360,902	2,482,921
Pipeline and storage segment	147,151	121,057
Other nonutility segment	2,979	4,500
Intersegment eliminations	(588,193)	(682,243)

	4,896,367	5,180,909

Purchased gas cost:
Utility segment	2,174,071	2,488,906
Natural gas marketing segment	2,275,291	2,413,511
Pipeline and storage segment	682	590
Other nonutility segment	—	—
Intersegment eliminations	(585,971)	(678,591)

	3,864,073	4,224,416

Gross profit	1,032,294	956,493	8%

Operation and maintenance expense	345,662	325,295	6%
Depreciation and amortization	149,035	137,174	9%
Taxes, other than income	149,694	158,691	(6)%

Total operating expenses	644,391	621,160	4%

Operating income	387,903	335,333	16%

Miscellaneous income (expense)	7,683	(1,028)	847%
Interest charges	109,273	107,625	2%

Income before income taxes	286,313	226,680	26%
Income tax expense	111,907	85,002	32%

Net income	$174,406	$141,678	23%

Basic net income per share	$2.02	$1.76
Diluted net income per share	$2.00	$1.75

Cash dividends per share	$.960	$.945

Weighted average shares outstanding:
Basic	86,378	80,520
Diluted	87,011	81,013

	Nine Months Ended June 30		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2007	2006

Utility	$92,464	$84,070	10%
Natural gas marketing	40,368	28,215	43%
Pipeline and storage	41,581	29,086	43%
Other nonutility	(7)	307	(102)%

Consolidated net income	$174,406	$141,678	23%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30, 2007	September 30, 2006
(000s)

Net property, plant and equipment	$3,757,476	$3,629,156

Cash and cash equivalents	350,383	75,815
Cash held on deposit in margin account	13,576	35,647
Accounts receivable, net	429,119	374,629
Gas stored underground	463,896	461,502
Other current assets	77,519	169,952

Total current assets	1,334,493	1,117,545

Goodwill and intangible assets	738,065	738,521
Deferred charges and other assets	225,775	234,325

	$6,055,809	$5,719,547

Shareholders’ equity	$1,988,142	$1,648,098
Long-term debt	2,126,526	2,180,362

Total capitalization	4,114,668	3,828,460

Accounts payable and accrued liabilities	428,806	345,108
Other current liabilities	360,920	388,451
Short-term debt	—	382,416
Current maturities of long-term debt	303,992	3,186

Total current liabilities	1,093,718	1,119,161

Deferred income taxes	367,025	306,172
Deferred credits and other liabilities	480,398	465,754

	$6,055,809	$5,719,547

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2007	2006

Cash flows from operating activities

Net income	$174,406	$141,678
Depreciation and amortization	149,183	137,533
Deferred income taxes	37,266	36,160
Changes in assets and liabilities	173,856	(103,991)
Other	17,959	12,063

Net cash provided by operating activities	552,670	223,443

Cash flows from investing activities

Capital expenditures	(263,023)	(322,691)
Other, net	(9,867)	(4,811)

Net cash used in investing activities	(272,890)	(327,502)

Cash flows from financing activities

Net increase (decrease) in short-term debt	(382,416)	152,278
Net proceeds from issuance of long-term debt	247,461	—
Settlement of Treasury lock agreement	4,750	—
Repayment of long-term debt	(2,685)	(2,618)
Cash dividends paid	(83,118)	(76,559)
Net proceeds from equity offering	191,913	—
Issuance of common stock	18,883	17,691

Net cash provided by (used in) financing activities	(5,212)	90,792

Net increase (decrease) in cash and cash equivalents	274,568	(13,267)
Cash and cash equivalents at beginning of period	75,815	40,116

Cash and cash equivalents at end of period	$350,383	$26,849

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2007	2006	2007	2006
Heating degree days *	163	119	2,873	2,507
Percent of normal *	98%	69%	101%	87%
Consolidated utility gas throughput (MMcf as metered)	74,563	62,283	367,080	330,946
Consolidated natural gas marketing sales volumes (MMcf)	85,413	66,472	264,325	207,418
Consolidated pipeline transportation volumes (MMcf)	127,491	106,999	365,503	284,551
Natural gas meters in service	3,194,304	3,186,152	3,194,304	3,186,152
Utility average cost of gas	$7.90	$7.11	$8.19	$10.39
Natural gas marketing net physical position (Bcf)	21.5	19.0	21.5	19.0
* Adjusted for weather-normalized operations.

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